February 7, 2014 2nd Quarter 2014 Earnings Call

Disclaimer This presentation may contain statements that relate to future events and expectations and, as such, constitute "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management’s current expectations and assumptions about the industries in which Globe operates. Globe disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in Globe’s most recent Annual Report on Form 10-K, including under “Special Note Regarding Forward-Looking Statements” and “Risk Factors” and Globe’s quarterly reports on Form 10-Q. These reports can be accessed through the “Investors” section of Globe’s website at www.glbsm.com. All references to “MT” or “tons” mean metric tons, each of which equals 2,204.6 pounds.

2nd Quarter 2014 Financial Highlights 1 Sales volume of 66,616 MT in the second quarter, up 7% from the prior quarter. Adjusted EBITDA for the second quarter was $26.2 million, up $4.8 million from the prior quarter. Adjusted diluted earnings per share attributable to GSM for the first quarter was $0.13, an increase of 63% from the prior quarter. Cash flow from operations of $23.3 million. The company realized continued improved operating efficiencies in the second quarter due to cost saving initiatives, driving higher both Gross Margins and Adjusted EBITDA Margins sequentially.

Adjusted Income Statement Summary 2

2nd Quarter 2014 Special Items 3

2nd Quarter 2014 Reported Results 4

Sequential Quarter Adjusted EBITDA Bridge 5 Sequential Adj. EBITDA Bridge, $m

Cash Flow Overview – Net Cash Bridge 6 Cash Flow Bridge, $m

February 7, 2014 2nd Quarter 2014 Earnings Call